Exhibit 10.37

2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

July 5, 2007

Dear Charlene:

We are pleased to extend to you this offer of employment with MAP Pharmaceuticals, Inc. under the following terms and conditions.

Your title will be Vice President, General Counsel and Corporate Secretary reporting directly to me. Your starting bi-weekly compensation will be $9432.00, annualized to $245,000.

You will be eligible for MAP’s bonus program, which is currently an MBO based program with a target goal set at 25%. This program is subject to annual review by the board

Although the issuance of stock options is in the discretion of the Compensation Committee of MAP’s Board of Directors, we anticipate that the Compensation Committee will approve the issuance of an option of 150,000 shares of MAP common stock options to you in connection with the commencement of your full time employment.

You will be eligible for the Executive Standard Severance Package, with the exception that if, prior to the earlier of November 30, 2007 or Map’s Initial Public Offering, the Company is acquired, 25% of your stock grant will vest rather than 100%.

As a MAP employee, you will also be eligible for full company benefits, which include Health, Dental, Life, Vision, Vacation and Holidays

This offer is contingent upon your ability to show satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate verification documents (see enclosed document), on your first day of employment. This offer is also contingent upon the successful completion of our employment background check and drug test. You will be provided with information and instructions on the completion of these items and cannot begin your employment until cleared results have been received.

On your first day of employment, you will be required to execute the company’s Confidentiality and Assignment of Inventions Agreement, providing for protection of the company’s proprietary information and trade secrets. We ask that you make every effort to protect the confidential and proprietary information of your current employer.

2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

Charlene Friedman – Page 2

As part of employment at MAP Pharmaceuticals, Inc., you will be required to attend Safety Training. Additional information will be given to you upon joining the organization.

Charlene, we look forward to having you join the MAP Pharmaceuticals, Inc. team! We believe you will find that MAP Pharmaceuticals, Inc. provides a unique, rewarding work experience.

Please contact me if you have any questions regarding this offer of employment. You may accept this offer by signing below and returning the signed copy, the second copy is for your records.

Sincerely,

/s/ Tim Nelson

Tim Nelson

President and Chief Executive Officer

I understand that this letter is not a contract, expressed or implied, guaranteeing employment, or employment for any duration. If you choose to accept this offer, you will be an “at will” employee, and your employment with MAP will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. MAP will have a similar right, and may conclude our employment relationship with you at any time, with or without cause. Additionally, we may withdraw this offer at any time, with or without notice to you. The provisions stated in this offer of employment supersede all prior discussions and negotiations, and no other writing published by MAP Pharmaceuticals, Inc. is intended to modify the presumptions of at-will employment status.

This offer will expire on July 9, 2007 and it is expected that you will be available to start work on or around July 24, 2007.

/s/ Charlene Friedman Charlene Friedman	Start Date